UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported) June 30, 2006
PYRAMID BREWERIES INC.
(Exact name of registrant as specified in its charter)

Washington	000-27116	91-1258355

(State or other jurisdiction of	(Commission File	(I.R.S. Employer
incorporation)	No.)	Identification No.)
91 SOUTH ROYAL BROUGHAM WAY
SEATTLE, WA 98134
(Address of principal executive offices and zip code)
Registrant’s telephone number, including area code: 206-682-8322
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     See the discussion set forth under Item 5.02 below, which discussion is incorporated into this Item 1.01 by reference.
     On June 30, 2006, Pyramid Breweries Inc. (the “Company”) renegotiated its line of credit with First Mutual bank to extend the availability of the $2.5 million line of credit from March 31, 2007 to June 30, 2007.
Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
     On July 6, 2007, the Company notified The Nasdaq Stock Market, Inc. (“Nasdaq”) that as a result of Scott Barnum’s appointment as Chief Executive Officer and President of the Company and resignation from the audit committee of the Company’s Board of Directors (“Board”) the Company (see Item 5.02 below) is not in compliance with the audit committee composition requirements set forth in Rule 4350(d)(2)(A) of Nasdaq’s Marketplace Rules, which requires a listed issuer to have at least three independent members on its audit committee. The audit committee currently consists of only two members, Mr. Scott Svenson and Mr. Lee Andrews, both of whom meet the independence, financial literacy and financial sophistication requirements set forth in Nasdaq Rule 4350(d)(2)(A). The Board is considering its options regarding this vacancy and understands that, pursuant to Nasdaq Rule 4350(d)(4)(B), the vacancy must be filled by the date of the Company’s next annual meeting.
Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
(b) Effective June 30, 2006, John Lennon resigned as Chief Executive Officer and President of the Company, and as a member of the Board, to pursue other interests.
(c)(1) Effective June 30, 2006, Scott Barnum was appointed Chief Executive Officer and President of the Company. Mr. Barnum continues as a director of the Company, but has resigned from the Board’s audit and compensation committees.
     (2) Mr. Barnum, age 50, has been a director of the Company since February 1999. Since July 2002, Mr. Barnum had been President of Cocoa Pete’s Chocolate Adventures, a premium chocolate company founded by the creator of Pete’s Wicked Ale. In February 2001, he co-founded Plan B, a consumer marketing consultancy and “think tank” and was its Managing Partner from February 2001 to July 2002.
     (3) Subject to the approval of the compensation committee, the Board intends to enter into an employment agreement with Mr. Barnum under which Mr. Barnum will receive an annual base salary of $220,000. Subject to the approval of the compensation committee, Mr. Barnum:

•	will receive annual grants of restricted stock awards as follows: (i) stock awards or stock units for 10,000 shares and (ii) stock awards or stock units for an additional 14,000 shares if certain performance goals are met;

•	will be entitled to participate in both the Company’s 2006 Officer Incentive Compensation Plan (“2006 OICP”) and Alternate Incentive Compensation Plan (“AICP”) at the 30% Chief Executive Officer allocation of the bonus pool for each plan;

•	will be eligible to participate in the Company’s health and welfare and other employee benefit plans that are available on the same basis to all regular employees of the Company who satisfy minimum eligibility requirements’

•	will receive reimbursement of travel expenses for commuting between California and Washington; and

•	will be entitled to receive, if Mr. Barnum’s employment is terminated without cause, severance benefits of continued salary and continued health benefits for a six-month period following termination of employment.
Please see Pyramid’s Current Report on Form 8-K filed May 11, 2006 for a description and copies of the 2006 OICP and AICP.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits
99.1	Press Release dated July 3, 2006

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PYRAMID BREWERIES INC.
July 7, 2006
	By:	/s/ Jason Rees
Jason Rees
Vice President of Finance and Chief Accounting Officer

EXHIBIT INDEX

Exhibit
Number	Description of Exhibit

99.1	Press Release dated June 30, 2006